Exhibit 99.1

Unaudited Pro Forma Condense Balance Sheet of NextTrip, Inc.

	November 30, 2024	Pro Forma Adjustments	Note Reference	As Adjusted November 30, 2024
Cash and Cash Equivalents	$15,385	$3,326,995	(1) (4) (6) (9) (10) (13) (14) (17) (22)	$3,342,380
Total Other Current Assets	$1,509,126	$450,220	(2) (4) (7) (11) (16) (21)	$1,959,346
Total Non-Current Assets	$3,454,240	$4,287,250	(13) (16) (20)	$7,741,490
Total Assets	$4,978,751	$8,064,465		$13,043,216
Total Current Liabilities	$6,394,097	$(3,518,189)	(3) (4) (5) (8) (14) (15) (18) (19)	$2,875,908
Total Liabilities	$6,394,097	$(3,518,189)	(3) (4) (5) (8) (14) (15) (18) (19)	$2,875,908
Stockholders’ Equity (Deficit):
Preferred Stock; par value $0.001, 10 000,000 authorized, 225,520 issued and outstanding as of November 30, 2024	$226	$2,872	(1) (2) (3) (5) (9) (13) (15) (17) (18) (19) (20) (22)	$3,098
Common Stock; par value $0.001, 250,000,000 authorized, 1,429,492 issued and outstanding as of November 30, 2024	$1,430	$227	(6) (7) (10) (11) (12) (16)	$1,657
Additional Paid in Capital	$28,288,831	$13,481,251	(1) (2) (3) (5) (6) (7) (8) (9) (10) (11) (12) (13) (15) (16) (17) (18) (19) (20) (22)	$41,770,082
Accumulated Deficit	$(29,705,833)	$(1,901,696)	(12) (15) (21)	$(31,607,529)
Total Stockholders’ Equity (Deficit)	$(1,415,346)	$11,582,654		$10,167,308
Total Liabilities and Stockholders’ Equity (Deficit)	$4,978,751	$8,064,465		$13,043,216

(1)	Issuance of 231,788 shares of Series I preferred to an investor at $3.02 per share.
(2)	Issuance of 60,595 shares of Series K preferred for prepaid interest related to the sale of short-term promissory notes.
(3)	Conversion of related party short-term promissory notes into 579,469 Series L preferred shares at $3.02 per share.
(4)	Sale of short-term promissory notes to an investor for a principal amount of $402,500, including an original issue discount of $52,500.
(5)	Issuance of 133,278 shares of Series M preferred at $3.02 per share to an investor for the conversion of $402,500 in short-term promissory notes.
(6)	Issuance of 85,235 common shares for the exercise of warrants by an investor.
(7)	Issuance of 28,281 common shares to a consulting firm for investor relations services.
(8)	Issuance of common warrants in connection with the sale of short-term promissory notes to investors.
(9)	Issuance of 17,000 shares of Series N preferred to an investor at $5.00 per share.
(10)	Issuance of 19,730 common shares for the exercise of warrants by an investor.
(11)	Issuance of 30,000 common shares to a consulting firm for investor relations services.
(12)	Issuance of 4,000 shares of common stock to a former employee pursuant to the terms of the Separation Agreement.
(13)	Issuance of 161,291 shares of Series O preferred in connection with the 49% acquisition of Five Star Alliance.
(14)	Sale of short-term promissory note to an investor for $1,000,000.
(15)	Conversion of $1,000,000 short-term promissory note into 250,000 shares of Series P preferred at $4.00 per share.
(16)	Issuance of 60,000 common shares and warrants to AOS Holdings, Inc. in connection with a two-year strategic consulting contract.
(17)	Issuance of 93,750 shares of Series P preferred to an investor at $4.00 per share.
(18)	Conversion of related party short-term promissory notes and deferred salary into 496,689 shares of Series L preferred at $3.02 per share.
(19)	Conversion of payable to a contractor into 33,113 shares of Series I preferred.
(20)	Issuance of 483,000 shares of Series N preferred in connection with a 10% minority interest investment in Blue Fysh Holdings, Inc.
(21)	Write-off of NextPlay promissory note deemed uncollectible.
(22)	Issuance of 331,125 shares of Series I preferred to an investor at $3.02 per share.